UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON,  D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 21, 2023

 WORLD KINECT CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-09533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street,	Miami,	Florida	33178
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.01 per share	WKC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Purchase Agreement
On June 21, 2023, World Kinect Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several initial purchasers named on Schedule I thereto (the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell $300 million aggregate principal amount of its 3.250% Convertible Senior Notes due 2028 (the “Initial Notes”). In addition, the Company granted the Initial Purchasers an option to purchase up to an additional $50 million aggregate principal amount of Notes, on the same terms and conditions (the “Additional Notes” and together with the Initial Notes, the “Notes”). On June 22, 2023, the Initial Purchasers elected to exercise the option in full. The Notes were issued on June 26, 2023 pursuant to the Indenture described below.
The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, among other things, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.
The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.
Convertible Note Hedge Transactions
On June 21, 2023, in connection with the pricing of the Notes, and on June 22, 2023, in connection with the full exercise by the Initial Purchasers of their option to purchase Additional Notes, the Company entered into privately negotiated convertible note hedge transactions (the “Convertible Note Hedge Transactions”) with each of Bank of America, N.A., Bank of Montreal, Morgan Stanley Capital Services LLC, Nomura Global Financial Products Inc., Truist Bank and Wells Fargo Bank, National Association (collectively, the “Counterparties”). Certain of the Counterparties are affiliates of the Initial Purchasers under the Purchase Agreement. The Convertible Note Hedge Transactions cover, subject to anti-dilution adjustments substantially similar to those in the Notes, approximately 12.3 million shares of the Company’s common stock (“Common Stock”), the same number of shares initially underlying the Notes. The Convertible Note Hedge Transactions will expire upon the maturity of the Notes.
The Convertible Note Hedge Transactions are expected generally to reduce the potential dilution to the Common Stock upon conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of the converted Notes, as the case may be, in the event that the market price per share of Common Stock, as measured under the terms of the Convertible Note Hedge Transactions, is greater than the strike price of the Convertible Note Hedge Transactions, which initially corresponds to the initial conversion price of the Notes, or approximately $28.43 per share of Common Stock.
The Convertible Note Hedge Transactions are separate transactions, entered into by the Company with each of the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Convertible Note Hedge Transactions.
The foregoing description of the Convertible Note Hedge Transactions is qualified in its entirety by reference to the form of the confirmation for the Convertible Note Hedge Transactions entered into with each of the Counterparties on June 21, 2023 and June 22, 2023, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.
Warrant Transactions
Concurrently with entering into the Convertible Note Hedge Transactions, on June 21, 2023 and June 22, 2023, the Company separately entered into privately negotiated warrant transactions whereby the Company sold to the Counterparties warrants (the “Warrants”) to acquire, collectively, subject to anti-dilution adjustments, approximately 12.3 million shares of Common Stock at an initial strike price of $40.14 per share.
If the market price per share of the Common Stock, as measured under the terms of the Warrants, exceeds the strike price of the Warrants, the Warrants could have a dilutive effect on the Common Stock, unless the Company elects, subject to certain conditions, to settle the Warrants in cash.
The Warrants are separate transactions, entered into by the Company with each of the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Warrants.
The foregoing description of the Warrants is qualified in its entirety by reference to the form of confirmation for the Warrants entered into with each of the Counterparties on June 21, 2023 and June 22, 2023, which is filed as Exhibit 10.3 to this Current Report on Form 8-K.

Indenture
On June 26, 2023, the Company entered into an indenture (the “Indenture”) governing the terms of the Notes, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 3.250% per year, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2024. The Notes will mature on July 1, 2028, unless earlier converted, redeemed or repurchased. The Notes are the Company’s senior unsecured obligations and will not be guaranteed by any of the Company’s subsidiaries.
The Company’s net proceeds from the sale of the Notes was approximately $336.5 million after deducting the Initial Purchasers’ discounts and estimated offering expenses payable by the Company. The Company used a portion of the net proceeds from the sale of the Notes (i) to pay the approximately $30.5 million cost of the Convertible Note Hedge Transactions (after such cost was partially offset by the proceeds to the Company from the sale of the Warrants) and (ii) to repurchase approximately 2.24 million shares of common stock from purchasers of the Notes for an aggregate purchase price of approximately $50.0 million. The Company intends to use the remaining net proceeds primarily for general corporate purposes, including the repayment of a portion of the amounts outstanding under its revolving credit facility.
The initial conversion rate of the Notes is 35.1710 shares of Common Stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $28.43 per share). The conversion rate will be subject to adjustment upon the occurrence of certain events specified in the Indenture but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a Make-Whole Fundamental Change (as defined in the Indenture) or if the Company delivers a Notice of Redemption (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares of Common Stock as described in the Indenture for a holder who elects to convert its Notes in connection with such Make-Whole Fundamental Change or to convert its Notes called (or deemed called) for redemption in connection with such Notice of Redemption, as the case may be.
Prior to the close of business on the business day immediately preceding March 1, 2028, the Notes will be convertible at the option of the holders thereof only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2023 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period in which, for each trading day of that period, the Trading Price (as defined in the Indenture), as determined following a request by a holder of Notes in accordance with the procedures described in the Indenture, per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls such Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date, but only with respect to the Notes called (or deemed called) for redemption; or (4) upon the occurrence of specified corporate events described in the Indenture. On or after March 1, 2028 until the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes, holders of the Notes may convert all or a portion of their Notes, in integral multiples of $1,000 principal amount, at the option of the holders regardless of the foregoing conditions. Upon conversion, the Notes will be settled in cash up to the aggregate principal amount of the Notes to be converted, and in cash, shares of Common Stock or any combination thereof, at the Company’s option, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted.
The Company may not redeem the Notes prior to July 6, 2026. The Company may redeem for cash all or any portion of the Notes (subject to the limitation described below), at the Company’s option, on or after July 6, 2026 and before the 61st scheduled trading day immediately preceding the maturity date, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides the related Notice of Redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If the Company redeems less than all the outstanding Notes, at least $100 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of the relevant redemption notice date. No sinking fund is provided for the Notes.
If the Company undergoes a Fundamental Change (as defined in the Indenture), subject to certain conditions and exceptions as provided in the Indenture, holders of the Notes may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).

The Indenture contains customary terms and covenants. If an event of default occurs and is continuing, either the Trustee by notice to the Company or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all of the outstanding Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable immediately.
The Indenture provides that an Event of Default (as defined in the Indenture) will include the following: (a) default in any payment of interest on the Notes when due and payable and the default continues for a period of 30 days; (b) default in the payment of principal on the Notes at the stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise; (c) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for three business days; (d) failure by the Company to issue (i) a Fundamental Change Company Notice (as defined in the Indenture) or a notice of a Make-Whole Fundamental Change, in either case when due and such failure continues for two business days, or (ii) notice of a specified corporate transaction when due and such failure continues for one business day; (e) failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company; (f) failure by the Company to comply with any of its other agreements contained in the Notes or the Indenture for a period of 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes; (g) a final judgment or judgments for the payment of $75,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any Significant Subsidiary (as defined in the Indenture) of the Company, which judgment is not discharged or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; (h) default by the Company or any Significant Subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $75,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding; or (i) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.
The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of 3.250% Convertible Senior Notes due 2028, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K.
Relationships
The Initial Purchasers under the Purchase Agreement and the Counterparties under the confirmations entered into in connection with the Convertible Note Hedge Transactions and the Warrants, or their affiliates, have engaged in, and may in the future engage in, other commercial dealings with the Company or its affiliates in the ordinary course of business, including in connection with the Company’s Credit Facility. They have received, or may in the future receive, customary fees and commissions for those transactions. In addition, certain of the Initial Purchasers or their affiliates serve in various roles under the Company’s Credit Facility, including as lenders under the revolving credit facility and, accordingly, may receive a portion of the net proceeds from the offering.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
The information set forth under Item 1.01 with respect to the Purchase Agreement, the Notes, the Indenture and the Warrants is incorporated herein by reference.

The Company issued and sold the Notes to the Initial Purchasers and the Warrants to the Counterparties, in each case, in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Purchase Agreement also contemplated the resale of the Notes to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under and Section 4(a)(2) of the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers. The Notes, the Warrants and the shares of the Company’s common stock issuable upon conversion of the Notes and exercise of the Warrants have not been registered under the Securities Act, or any state securities laws, and the Notes, the Warrants and the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants may not be offered or sold in the United States absent registration or the availability of exemptions from the registration requirements of the Securities Act and applicable state securities laws. The Company does not intend to file a shelf registration statement for the resale of the Notes, the Warrants or the shares of Common Stock issuable upon conversion of the Notes or exercise of the Warrants. Initially, a maximum of 15,695,050 shares of Common Stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 44.8430 shares of Common Stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions. Initially, a maximum of 18,464,775 shares of Common Stock may be issued upon exercise of the Warrants, which is subject to adjustments pursuant to the terms of the Warrants.
Item 8.01. Other Events
The Company used approximately $50.0 million of the net proceeds of the offering of the Notes to repurchase approximately 2.24 million shares of its Common Stock in a privately negotiated transaction with one of the Initial Purchasers or its affiliates at a price of $22.30 per share, the closing price of the Company’s common stock on June 21, 2023. Such transactions were authorized separately from, and did not reduce the authorized repurchase capacity remaining under the Company’s share repurchase program approved by the Company’s Board of Directors in March 2020.
Item 9.01.  Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of June 26, 2023, between World Kinect Corporation and U.S. Bank Trust Company, National Association
4.2	Form of 3.250% Convertible Senior Note due 2028 (included in Exhibit 4.1)
10.1	Purchase Agreement, dated June 21, 2023, among World Kinect Corporation, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc. as representatives of the several initial purchasers listed on Schedule I thereto
10.2	Form of Convertible Note Hedge Confirmation
10.3	Form of Warrant Confirmation
104	Cover Page Interactive Data File, formatted in inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 26, 2023	World Kinect Corporation

/s/ Ira M. Birns
Ira M. Birns
Executive Vice President and Chief Financial Officer